Exhibit 99.1

News Release

Ritchie Bros. Declares Quarterly Dividend

VANCOUVER, January 13, 2022 – Ritchie Bros. (NYSE and TSX: RBA) announces that its Board of Directors has declared a quarterly cash dividend of US$0.25 per common share, payable on March 4, 2022 to shareholders of record on February 11, 2022. This dividend is considered an eligible dividend for Canadian income tax purposes.

About Ritchie Bros.:

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, mining, and forestry, the company’s selling channels include: Ritchie Bros. Auctioneers, the world’s largest industrial auctioneer offering live auction events with online bidding; IronPlanet, an online marketplace with weekly featured auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Ritchie List, a self-serve listing service for North America; Mascus, a leading European online equipment listing service; Ritchie Bros. Private Treaty, offering privately negotiated sales; and sector-specific solutions GovPlanet, TruckPlanet, and Kruse Energy. The Company’s suite of solutions also includes Ritchie Bros. Asset Solutions and Rouse Services LLC, which together provides a complete end-to-end asset management, data-driven intelligence and performance benchmarking system; SmartEquip, an innovative technology platform that supports customers’ management of the equipment lifecycle and integrates parts procurement with both OEMs and dealers; plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

For more information, please contact:

Sameer Rathod

Vice President, Investor Relations & Market Intelligence

Phone: 1.925.225.8875

Email: srathod@ritchiebros.com